EXHIBIT 11

                         HI-RISE RECYCLING SYSTEMS, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                       FOR THE THREE AND NINE MONTHS ENDED
                          SEPTEMBER 30, 1996 AND 1997

                                          THREE MONTHS        THREE MONTHS        NINE MONTHS         NINE MONTHS
                                            ENDED               ENDED               ENDED               ENDED
                                        SEPTEMBER 30, 1996  SEPTEMBER 30, 1997  SEPTEMBER 30, 1996  SEPTEMBER 30, 1997
                                        ------------------  ------------------  ------------------  ------------------
Shares outstanding:                       6,231,119           6,468,532             6,231,119           6,468,532
Weighted average shares outstanding       6,065,553           6,315,298             5,257,735           6,309,222
Net profit (loss)                        $ (406,114)         $   29,618           $(1,771,917)         $ (142,360)
Preferred Dividend                       $  (25,676)         $       --           $  (306,223)         $       --
Net income (loss) per share              $    (0.07)         $     0.00           $     (0.40)         $    (0.02)
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